Exhibit 99.1
Charah Solutions, Inc. Reports Third Quarter 2020 Results
    Louisville, KY – November 10, 2020 – Charah Solutions, Inc. (NYSE: CHRA), a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for the three and nine months ended September 30, 2020. Net loss attributable to common stockholders for the three months ended September 30, 2020 was $5.2 million, or $0.17 per basic share and net loss attributable to Charah Solutions, Inc. was $4.2 million or $0.14 per basic share. Adjusted net income attributable to Charah Solutions, Inc.(1) and adjusted income per basic and diluted share(1) for the three months ended September 30, 2020 were $2.4 million, $0.08, and $0.08 respectively, and Adjusted EBITDA(1) was $8.1 million. For the nine months ended September 30, 2020, net loss attributable to common stockholders was $24.2 million or $0.81 per basic share and net loss attributable to Charah Solutions Inc. was $22.0 million or $0.74 per basic share. Excluding certain charges, for the nine months ended September 30, 2020, adjusted net loss(1) and adjusted loss per basic share(1) were $7.4 million and $0.25 respectively, and Adjusted EBITDA(1) was $20.8 million.
Business Update
    “I am very pleased with the significant progress Charah Solutions has made over the last quarter as we work to convert on our pending bids pipeline of over $4.5 billion and position the Company to capitalize on long-term opportunities that will result from the regulatorily-mandated closure of surface impoundments in the U.S. We now have over $1.2 billion in new awards, primarily driven by the extension of the Exelon fleet-wide nuclear maintenance and modification contract from July 2022 to August 2025. We have outpaced last year’s record for new awards and we expect that significant new awards will advance in our Environmental Solutions segment business through the remainder of the year and into 2021 as we convert on our pending bids. We are laser-focused on capturing a significant share of the $75 billion ash remediation and byproduct sales market, and we expect that material awards will be forthcoming. Charah Solutions has earned its reputation as the premier one-stop solution for our ash pond remediation and compliance, environmentally-friendly ash recycling and daily ash operations, and we are continuing to take the necessary steps to position the Company to be the provider of choice for these services. New awards to date coupled with successful pipeline conversion will have a meaningful contribution in 2021 and beyond and will position Charah Solutions for growth in revenue, EBITDA and cash flow. Additionally, we remain committed to strengthening our balance sheet and improving our credit metrics,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions.
“While our third quarter results were below our expectations, primarily driven by lower byproduct sales resulting from COVID-19 related decreases in energy demand and ash production and the unprecedented amount of hurricane activity in the Southeast, we remain excited about the near-term and long-term prospects for our business as we partner with our utility customers to address their growing remediation needs in an environmentally responsible way. We have continued to operate well during this period of high uncertainty and disruption caused by the COVID-19 pandemic, which is a testament to the safety operations plan and procedures we have implemented and our employees’ commitment to safety. I again want to thank our dedicated Charah Solutions employees who are working every day to deliver Service Above All to our customers,” concluded Mr. Sewell.
Summary of Financial Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited, in thousands, except per share and margin data)	2020	2019	2020	2019
Revenue	$118,715	$121,113	$416,491	$405,307
Gross profit	12,043	13,859	33,574	27,173
Gross margin	10.1%	11.4%	8.1%	6.7%
Net loss attributable to Charah Solutions, Inc.	(4,216)	(3,313)	(22,002)	(24,158)
Net loss attributable to common stockholders	(5,240)	(3,313)	(24,162)	(24,158)
Loss per common share (basic / diluted) to Charah Solutions, Inc	$(0.14)	$(0.11)	$(0.74)	$(0.82)
Loss per common share (basic / diluted) to common stockholders	$(0.17)	$(0.11)	$(0.81)	$(0.82)

Non-GAAP Financial Measures
Adjusted net income (loss) attributable to Charah Solutions, Inc.(1)	2,379	(2,908)	(7,447)	(14,563)
Adjusted income (loss) per basic share(1)	$0.08	$(0.10)	$(0.25)	$(0.49)
Adjusted income (loss) per diluted share(1)	$0.08	$(0.10)	$(0.25)	$(0.49)
Adjusted EBITDA(1)	8,140	5,596	20,837	12,149
Adjusted EBITDA margin(1)	6.9%	4.6%	5.0%	3.0%
(1)This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.

Three Months Ended September 30, 2020 Results
    Revenue decreased $2.4 million, or 2.0%, for the three months ended September 30, 2020 to $118.7 million as compared to $121.1 million for the three months ended September 30, 2019, primarily driven by decreases in revenue in the Maintenance and Technical Services segment. Gross profit decreased $1.8 million, or 13.1%, for the three months ended September 30, 2020 to $12.0 million as compared to $13.9 million for the three months ended September 30, 2019, primarily driven by decreases in gross profit in the Environmental Solutions segment and in the Maintenance and Technical Services segment. As a percentage of revenue, gross profit was 10.1% and 11.4% for the three months ended September 30, 2020 and 2019, respectively.
    Environmental Solutions Segment. Environmental Solutions segment revenue decreased $0.2 million, or 0.5%, for the three months ended September 30, 2020 to $45.8 million as compared to $46.0 million for the three months ended September 30, 2019. The decrease in revenue was primarily driven by a decrease in byproduct sales offerings driven by lower plant production that we believe was due to lower demand as a result of the COVID-19 pandemic and two hurricanes that disrupted plant operations as compared to the third quarter of 2019 partially offset by new project work within our remediation and compliance service component. Gross profit for our Environmental Solutions segment decreased $0.3 million, or 4.5%, for the three months ended September 30, 2020 to $6.5 million as compared to $6.8 million for the three months ended September 30, 2019. The decrease in gross profit was primarily driven by a decrease in revenue associated with our byproduct sales offerings partially offset by an increase in revenue within our remediation and compliance service component and an increase in gross profit from a $1.8 million reduction in our asset retirement obligation resulting from changes in the estimated timing and cash flows associated with our future obligations.
    Maintenance and Technical Services Segment. Maintenance and Technical Services segment revenue decreased $2.2 million, or 2.9%, for the three months ended September 30, 2020 to $72.9 million as compared to $75.1 million for the three months ended September 30, 2019. The decrease in revenue was primarily attributable to less nuclear outage work in the three months ended September 30, 2020, partially offset by increased revenue from our fossil services offerings. Gross profit for our Maintenance and Technical Services segment decreased $1.5 million, or 21.4%, for the three months ended September 30, 2020 to $5.6 million as compared to $7.1 million for the three months ended September 30, 2019. The decrease in gross profit was primarily attributable to a decrease in gross profit from our fossil services offerings.
    Net loss attributable to Charah Solutions, Inc. increased $0.9 million, or 27.3%, for the three months ended September 30, 2020 to $4.2 million as compared to $3.3 million for the three months ended September 30, 2019. The increase was primarily attributable to a decrease in gross profit and increases in impairment expense, interest expense, net and income tax expense. Lower general and administrative expenses partially offset these increases. Impairment expense increased $6.4 million for the three months ended September 30, 2020 due to the expiration of the purchase option liability that resulted in a non-cash impairment charge related to the associated land asset. The decrease in general and administrative expenses was primarily attributable to a $7.1 million reduction in expense from the expiration of our purchase option liability during the current period, reductions in staff, cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic, and lower transaction costs in the current period related to the Credit Facility.
    Adjusted EBITDA(1) increased $2.5 million, or 45.5%, to $8.1 million for the three months ended September 30, 2020 as compared to $5.6 million for the three months ended September 30, 2019.
Nine Months Ended September 30, 2020 Results
    Revenue increased $11.2 million, or 2.8%, for the nine months ended September 30, 2020 to $416.5 million as compared to $405.3 million for the nine months ended September 30, 2019, driven by an increase in revenue in the Maintenance and Technical Services segment, partially offset by a decrease in revenue in the Environmental Solutions segment. Gross profit increased $6.4 million, or 23.6%, for the nine months ended September 30, 2020 to $33.6 million as compared to $27.2 million for the nine months ended September 30, 2019. As a percentage of revenue, gross profit was 8.1% and 6.7% for the nine months ended September 30, 2020 and 2019, respectively.
    Environmental Solutions Segment. Environmental Solutions segment revenue decreased $21.0 million, or 14.9%, for the nine months ended September 30, 2020 to $120.3 million as compared to $141.3 million for the nine months ended September 30, 2019. Project completions in 2019 primarily drove the decrease in revenue within our remediation and compliance services component, including the completion of the Brickhaven project, along with a decrease in byproduct sales offerings primarily due to lower plant production that we believe was due to lower demand as a result of the COVID-19 pandemic and two hurricanes that disrupted plant operations. These decreases were partially offset by the absence during the current period of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination during the second quarter of 2019. Gross profit for our Environmental Solutions segment increased $8.7 million, or 148.3%, for the nine months ended September 30, 2020 to $14.6 million as compared to $5.9 million for the nine months ended September 30, 2019. The increase in gross profit was primarily driven by the absence in the current period of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination that occurred during the nine months ended September 30, 2019 and an increase in gross profit from a $1.8 million reduction in our asset retirement obligation resulting from changes in the estimated timing and cash flows associated with our future obligations. These increases were partially offset by project completions in 2019 within our remediation and compliance services component and a decrease in revenue associated with our byproduct sales offerings.
    Maintenance and Technical Services Segment. Maintenance and Technical Services segment revenue increased $32.2 million, or 12.2%, for the nine months ended September 30, 2020 to $296.2 million as compared to $264.0 million for the nine months ended September 30, 2019. The increase in revenue was primarily attributable to additional spring nuclear outage work in the nine months ended September 30, 2020 and an increase in revenue from our fossil services offerings. Gross profit for our Maintenance and Technical Services segment decreased $2.3 million, or 10.8%, for the nine months ended September 30, 2020 to $19.0 million as compared to $21.3 million for the nine months ended September 30, 2019. The decrease in gross profit was primarily attributable to margin improvements within our nuclear services offerings during the nine months ended September 30, 2019 that did not reoccur during the nine months ended September 30, 2020 and a decrease in gross profit from our fossil services offerings.
    Net loss attributable to Charah Solutions, Inc. decreased $2.2 million, or 8.9%, for the nine months ended September 30, 2020 to $22.0 million as compared to $24.2 million for the nine months ended September 30, 2019. The decrease was primarily attributable to higher gross profit and lower general and administrative expenses partially offset by the loss on extinguishment of debt, impairment expense as previously mentioned and an increase in income tax expense. The decrease in general and administrative expenses was primarily attributable to a $7.1 million reduction in expense from the expiration of our purchase option liability during the current period, staff reductions, cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic, other cost-savings initiatives and lower transaction costs in the current period related to the Credit Facility partially offset by $2.9 million in lower non-cash general and administrative expenses during the nine months ended September 30, 2019 associated with the amortization of the purchase option liability due to the deemed termination of the Brickhaven contract.
    Adjusted EBITDA(1) increased $8.7 million, or 71.5%, to $20.8 million for the nine months ended September 30, 2020 as compared to $12.1 million for the nine months ended September 30, 2019.
Business Developments
    The Company has won $1.2 billion in new awards through the third quarter of 2020. Approximately $950 million of those awards are within our nuclear services component, primarily driven by the extension of the Exelon fleet-wide nuclear maintenance and modification contract from July 2022 to August 2025. The balance of the awards are primarily within our Environmental Solutions segment, and with additional contract awards in this segment for the balance of the year, we will far exceed last year’s record in new awards of $583 million. We expect the positive trajectory in new work awards within our Environmental Solutions segment to continue as coal ash regulation at the state level drives remediation and byproduct sales opportunities. Though the timing of future awards is difficult to determine, we believe these recent accomplishments demonstrate we are well-positioned to benefit from the market momentum for responsibly recycling and remediating coal ash and capture a significant portion of the growing market opportunity.
We are seeing increasing opportunities for our proprietary MP618® ash beneficiation technology. During the quarter, we have accelerated our customer interactions, deployment planning and financing activities, and we hope to be able to announce the start of our first project soon, with more to follow. With the increasing focus on CO2 emissions and reduction of greenhouse gasses, more states, regulatory authorities and concrete producers are realizing the environmental benefit of substituting fly ash for Portland cement. Utilizing recycled fly ash as a substitute for energy-intensive Portland cement results in a pound for pound reduction in CO2 emissions. Recycled fly ash also results in cost savings versus Portland cement for ready-mix producers. As more coal-fired power generation plants have been taken offline, however, the supply-demand imbalance for recycled fly ash is growing, particularly in the Western U.S. Charah Solutions’ MP618 technology is uniquely suited to help meet this growing demand while also facilitating on-going ash impoundment remediation.
We also see increasing opportunities to provide creative solutions to utilities’ environmental remediation and compliance challenges through the expansion of our environmental risk transfer (“ERT”) services. We are successfully performing on our first ERT project with a utility in the upper Midwest, and we recently announced that we are in negotiations with a public utility agency in Texas to deliver our unique ERT solution. We believe our ERT offerings deliver turn-key environmental solutions to utilities while providing attractive growth opportunities and returns to Charah Solutions.
As a sustainability leader in utility services for over 30 years, we intend to begin providing comprehensive reporting and disclosure on our Environmental, Sustainability and Governance (“ESG”) to the market and our investors beginning in late-2020 and going forward with our year-end annual report. Sustainability is a Charah Solutions core value, and our focus is on developing innovative solutions to complex environmental issues for the betterment of the planet. We believe reporting on sustainability is critical for our stakeholders’ growing need for information, and we are pleased to begin this vital initiative.
As we head into the winter season and the potential for an uptick in COVID-19 cases, we remain vigilant in keeping our employees safe, keeping our customers’ operations running, reducing expenses, and taking actions expected to preserve cash, strengthen our balance sheet, and enhance long-term value while positioning ourselves to take advantage of the expanding market opportunities. Our highest priority continues to be the safety and well-being of our employees and customers.
2020 Updated Guidance
    We provide mission-critical services to a diversified customer base, 80% of whom are investment-grade regulated utilities that must continue to produce power through the current economic uncertainties. Though we have not experienced significant work stoppages at our on-site operations as a direct result of the COVID-19 pandemic due to the critical nature of our customers’ operations, we believe that the COVID-19 pandemic has resulted in decreased energy demand across the U.S., and therefore decreased ash production by our utility customers. This decrease in ash production has affected both our byproduct sales activities and our daily ash operations volumes. We continue to see the risk of lower ash production going forward, as well as significant business disruptions beyond our control, creating a high level of uncertainty. We also were affected by the unprecedented hurricane activity in the Southeastern U.S. during the third quarter. The significant rainfall in the Southeast U.S. resulting from the hurricanes affected work activities at a large ash pond closure project as well as ash production at several of our customer utility locations. For this reason, we are adjusting 2020 guidance at this time based on our expectations of our backlog of business and executed contracts.
    Our 2020 outlook has been updated as follows:
•Revenues of $545 million
•Net loss attributable to Charah Solutions, Inc. of $21 million

•Adjusted EBITDA(2) of $33 million
•Free cash flow(2) of $20 million
    Included in our revised 2020 guidance is approximately $6 million of Adjusted EBITDA resulting from a gain associated with an ERT project. We continue to believe that this gain will occur in the fourth quarter, but there is a risk that this transaction could slip into 2021. This updated guidance continues to be based on our current expectations of no material worsening of the COVID-19 pandemic, and specifically including, but not limited to, no material customer work stoppages, no significant employee absences, and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2020 outlook.
(2)The forward-looking measures of 2020 Adjusted EBITDA and Free cash flow are non-GAAP financial measures that cannot be reconciled to net loss attributable to Charah Solutions, Inc. and cash flows from operating activities, respectively, as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.
CONFERENCE CALL
    Charah Solutions will host a conference call at 8:30 a.m. ET on Wednesday, November 11, 2020 to discuss the third quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
    To register to participate live on this conference call, please visit directeventreg.com using conference ID 3288238. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. We recommend registering at least 15 minutes prior to the scheduled start time of the call. Participants may also listen to the conference call live via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.
    A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Wednesday, November 11, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 3288238.
    A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
    With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact
Keaton Price
PriceWeber Marketing
media@charah.com
(502) 593-4692

FORWARD-LOOKING STATEMENTS
    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the fiscal year ended

December 31, 2019 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
    Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
    Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, impairment expense, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, Brickhaven termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success of the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines adjusted net loss attributable to Charah Solutions, Inc. as net loss attributable to Charah Solutions, Inc. plus, on a post-tax basis, loss on extinguishment of debt, impairment expense, non-recurring legal and start-up costs and expenses and transaction-related expenses and other items. Adjusted loss per basic/diluted share is calculated using adjusted net loss attributable to Charah Solutions, Inc. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of adjusted net loss attributable to Charah Solutions, Inc. and adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
    Free cash flow is not a financial measure determined in accordance with GAAP. We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
    The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company’s core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, comparable financial measures as determined in accordance with GAAP as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$30,006	$4,913
Restricted cash	9,161	1,215
Trade accounts receivable, net	66,422	50,570
Receivable from affiliates	94	390
Contract assets	17,216	20,641
Inventory	9,234	14,792
Income tax receivable	650	1,374
Prepaid expenses and other current assets	7,445	4,615
Total current assets	140,228	98,510
Property and equipment, net	64,769	85,294
Goodwill	74,213	74,213
Intangible assets, net	86,106	92,473
Equity method investments	5,095	5,078
Other assets	1,157	188
Total assets	$371,568	$355,756

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	22,414	25,510
Contract liabilities	12,061	582
Notes payable, current maturities	37,873	34,873
Asset retirement obligation, current portion	2,921	9,944
Purchase option liability	—	7,110
Accrued liabilities	45,023	35,490
Other current liabilities	1,021	1,116
Total current liabilities	121,313	114,625
Deferred tax liabilities	2,214	1,492
Contingent payments for acquisitions	11,624	11,481
Asset retirement obligation	4,026	5,187
Line of credit	25,667	19,000
Notes payable, less current maturities	148,986	150,698
Other liabilities	1,000	—
Total liabilities	314,830	302,483

Commitments and contingencies (see Note 15)

Mezzanine equity
Common Stock — $0.01 par value; 200,000 shares authorized, 29,986 and 29,624 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	25,536	—

Stockholders’ equity
Retained losses	(55,004)	(33,002)
Common Stock — $0.01 par value; 200,000 shares authorized, 29,986 and 29,624 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	300	296
Additional paid-in capital	84,970	85,187
Total stockholders’ equity	30,266	52,481
Non-controlling interest	936	792
Total equity	31,202	53,273
Total liabilities, mezzanine equity and stockholders’ equity	$371,568	$355,756

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$118,715	$121,113	$416,491	$405,307
Cost of sales	106,672	107,254	382,917	378,134
Gross profit (loss)	12,043	13,859	33,574	27,173
General and administrative expenses	4,853	14,096	27,246	45,481
Impairment expense	6,399	—	6,399	—
Operating income (loss)	791	(237)	(71)	(18,308)
Interest expense, net	(4,331)	(3,833)	(12,787)	(12,987)
Loss on extinguishment of debt	—	—	(8,603)	—
Income from equity method investment	625	667	1,247	1,884
Loss before income taxes	(2,915)	(3,403)	(20,214)	(29,411)
Income tax expense (benefit)	608	(1,100)	608	(7,489)
Net loss	(3,523)	(2,303)	(20,822)	(21,922)
Less income attributable to non-controlling interest	693	1,010	1,180	2,236
Net loss attributable to Charah Solutions, Inc.	(4,216)	(3,313)	(22,002)	(24,158)
Deemed and imputed dividends on Series A Preferred Stock	(147)	—	(314)	—
Series A Preferred Stock dividends	(877)	—	(1,846)	—
Net loss attributable to common stockholders	$(5,240)	$(3,313)	$(24,162)	$(24,158)

Loss per common share:		`
Basic	$(0.17)	$(0.11)	$(0.81)	$(0.82)
Diluted	$(0.17)	$(0.11)	$(0.81)	$(0.82)

Weighted-average shares outstanding used in loss per common share:
Basic	29,986	29,605	29,853	29,452
Diluted	29,986	29,605	29,853	29,452

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(20,822)	$(21,922)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,196	17,034
Loss on extinguishment of debt	8,603	—
Impairment expense	6,399	—
Paid-in-kind interest on long-term debt	3,093	—
Amortization of debt issuance costs	396	520
Deferred income tax (expense) benefit	608	(7,503)
Loss on sale of fixed assets	581	1,732
Income from equity method investment	(1,247)	(1,884)
Distributions received from equity investment	1,230	1,650
Non-cash share-based compensation	2,084	1,666
(Gain) loss on interest rate swap	(95)	2,098
Interest accreted on contingent payments for acquisition	143	203
Increase (decrease) in cash due to changes in:
Trade accounts receivable	(15,852)	(7,330)
Contract assets and liabilities	14,904	74,201
Inventory	5,477	10,310
Accounts payable	(3,740)	4,754
Asset retirement obligation	(7,905)	(8,298)
Other assets and liabilities	3,846	2,944
Net cash provided by operating activities	10,899	70,175

Cash flows from investing activities:
Proceeds from the sale of equipment	698	1,672
Purchases of property and equipment	(3,556)	(13,672)
Net cash used in investing activities	(2,858)	(12,000)

Cash flows from financing activities:
Net proceeds from (payments on) line of credit	6,667	(9,584)
Proceeds from long-term debt	18,353	16,907
Principal payments on long-term debt	(21,479)	(62,603)
Payments of debt issuance costs	(1,623)	—
Taxes paid related to net settlement of shares	(137)	(201)
Net proceeds from issuance of convertible Series A preferred stock	24,253	—
Distributions to non-controlling interest	(1,036)	(2,008)
Net cash provided by (used in) financing activities	24,998	(57,489)
Net increase in cash, cash equivalents and restricted cash	33,039	686
Cash, cash equivalents and restricted cash, beginning of period	6,128	6,900
Cash, cash equivalents and restricted cash, end of period	$39,167	$7,586

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$10,349	$8,562
Cash (refunded) paid during the year for taxes	(779)	91

Non-cash investing and financing transactions:
Changes in property and equipment included in accounts payables and accrued expenses	$676	$—
Sale of equipment through the issuance of a note receivable	1,450	—
Series A Preferred Stock dividends payable included in accrued expenses	877	—
Shares issued under share-based compensation plans	4	—

CHARAH SOLUTIONS, INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	September 30,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
Environmental Solutions	$45,800	$46,013	$(213)	(0.5)%
Maintenance and Technical Services	72,915	$75,100	(2,185)	(2.9)%
Total revenue	118,715	121,113	(2,398)	(2.0)%
Cost of sales	106,672	107,254	(582)	(0.5)%
Gross Profit:
Environmental Solutions	6,483	6,789	(306)	(4.5)%
Maintenance and Technical Services	5,560	7,070	(1,510)	(21.4)%
Total gross profit	12,043	13,859	(1,816)	(13.1)%
General and administrative expenses	4,853	14,096	(9,243)	(65.6)%
Impairment expense	6,399	—	6,399	100.0%
Operating income (loss)	791	(237)	1,028	433.8%
Interest expense, net	(4,331)	(3,833)	(498)	(13.0)%
Income from equity method investment	625	667	(42)	(6.3)%
Loss before taxes	(2,915)	(3,403)	488	14.3%
Income tax (expense) benefit	608	(1,100)	1,708	(155.3)%
Net loss	(3,523)	(2,303)	(1,220)	(53.0)%
Less income attributable to non-controlling interest	693	1,010	(317)	(31.4)%
Net loss attributable to Charah Solutions, Inc.	$(4,216)	$(3,313)	$(903)	(27.3)%

	Nine Months Ended
	September 30,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
Environmental Solutions	$120,327	$141,346	$(21,019)	(14.9)%
Maintenance and Technical Services	296,164	263,961	32,203	12.2%
Total revenue	416,491	405,307	11,184	2.8%
Cost of sales	382,917	378,134	4,783	1.3%
Gross Profit:
Environmental Solutions	14,568	5,868	8,700	148.3%
Maintenance and Technical Services	19,006	21,305	(2,299)	(10.8)%
Total gross profit	33,574	27,173	6,401	23.6%
General and administrative expenses	27,246	45,481	(18,235)	(40.1)%
Impairment expense	6,399	—	6,399	100.0%
Operating loss	(71)	(18,308)	18,237	99.6%
Interest expense, net	(12,787)	(12,987)	200	1.5%
Loss on extinguishment of debt	(8,603)	—	(8,603)	(100.0)%
Income from equity method investment	1,247	1,884	(637)	(33.8)%
Loss before taxes	(20,214)	(29,411)	9,197	31.3%
Income tax (expense) benefit	608	(7,489)	8,097	(108.1)%
Net loss	(20,822)	(21,922)	1,100	5.0%
Less income attributable to non-controlling interest	1,180	2,236	(1,056)	(47.2)%
Net loss attributable to Charah Solutions, Inc.	$(22,002)	$(24,158)	$2,156	8.9%

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(in thousands)
(Unaudited)

    We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, impairment expense, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal costs and expenses, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure.
    The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net loss attributable to Charah Solutions, Inc.	$(4,216)	$(3,313)	$(22,002)	$(24,158)
Interest expense, net	4,331	3,833	12,787	12,987
Loss on extinguishment of debt	—	—	8,603	—
Impairment expense	6,399	—	6,399	—
Income tax expense (benefit)	608	(1,100)	608	(7,489)
Depreciation and amortization	(78)	5,399	13,196	17,034
Elimination of certain non-recurring legal costs and expenses(1)	—	(1,485)	(2,137)	(2,231)
Equity-based compensation	614	659	2,084	1,666
Brickhaven contract deemed termination revenue reversal	—	—	—	10,000
Transaction-related expenses and other items(2)	482	1,603	1,299	4,340
Adjusted EBITDA	$8,140	$5,596	$20,837	$12,149
Adjusted EBITDA margin(3)	6.9%	4.6%	5.0%	3.0%
(1)Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.
(2)Represents expenses associated with the Amendment to the Credit Facility, SCB transaction expenses, executive severance costs, IPO-related costs, and other miscellaneous items.
(3)Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to
Adjusted Net Income (Loss) Attributable to Charah Solutions, Inc. and Adjusted Income (Loss) per Basic/Diluted Share
(in thousands, except per share data)
(Unaudited)

    Adjusted net income (loss) attributable to Charah Solutions, Inc. and adjusted income (loss) per basic/diluted share are non-GAAP financial measures. We define adjusted net income (loss) attributable to Charah Solutions, Inc. as net loss attributable to Charah Solutions, Inc. plus, on a post-tax basis, loss on extinguishment of debt, impairment expense, non-recurring legal costs and expenses, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted income (loss) per basic/diluted share is based on adjusted net income (loss) attributable to Charah Solutions, Inc.
    The following represents a reconciliation of net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (loss) attributable to Charah Solutions, Inc. and adjusted income (loss) per basic/diluted share.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net loss attributable to Charah Solutions, Inc.	$(4,216)	$(3,313)	$(22,002)	$(24,158)
Income tax expense (benefit)	608	(1,100)	608	(7,489)
Loss on extinguishment of debt	—	—	8,603	—
Impairment expense	6,399	—	6,399	—
Elimination of certain non-recurring legal costs and expenses(1)	—	(1,485)	(2,137)	(2,231)
Brickhaven contract deemed termination revenue reversal	—	—	—	10,000
Transaction-related expenses and other items(2)	482	1,603	1,299	4,340
Adjusted loss before income taxes attributable to Charah Solutions, Inc.	$3,273	$(4,295)	$(7,230)	$(19,538)
Adjusted income tax expense (benefit)(3)	894	(1,387)	217	(4,975)
Adjusted net income (loss) attributable to Charah Solutions, Inc.	$2,379	$(2,908)	$(7,447)	$(14,563)
Weighted-average shares outstanding used in income/(loss) per common share(4)
Basic	29,986	29,605	29,853	29,452
Diluted	31,665	29,605	29,853	29,452
Adjusted income (loss) per basic share	$0.08	$(0.10)	$(0.25)	$(0.49)
Adjusted income (loss) per diluted share	$0.08	$(0.10)	$(0.25)	$(0.49)
(1)Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.
(2)Represents SCB transaction expenses, executive severance costs, IPO-related costs, expenses associated with the amendments to the Credit Facility and other miscellaneous items.
(3)Represents the statutory tax rate of 27.3% for the three months ended September 30, 2020 and the effective tax rate of 3.0% for the nine months ended September 30, 2020 and the effective tax rate of 32.3% for the three months ended September 30, 2019 and the effective tax rate of 25.5% for the nine months ended September 30, 2019 respectively, multiplied by adjusted income (loss) before income taxes attributable to Charah Solutions, Inc.
(4)As a result of the adjusted net loss per share for the three months September 30, 2019, and the nine months ended September 30, 2020 and 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares of 1,510 were excluded from the computation of the weighted-average shares for diluted net loss per share for the three months ended September 30, 2019, and dilutive shares of 1,494 and 1,299 were excluded from the computation of the weighted-average shares for diluted net loss per share for the nine months ended September 30, 2020 and 2019, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

    We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
    The following represents a reconciliation of net cash provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow. The presentation of free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by operating activities as a measure of liquidity.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$1,671	$73,603	$10,899	$70,175
Capital expenditures, net of proceeds:
Maintenance and growth(1)	(1,409)	(479)	(2,541)	(4,431)
Technology	—	(1,537)	(317)	(7,569)
Total capital expenditures	(1,409)	(2,016)	(2,858)	(12,000)
Free cash flow	$262	$71,587	$8,041	$58,175
(1)Proceeds of $543 and $165 were included in maintenance and growth capital expenditures for the three months ended September 30, 2020 and 2019, respectively.
Proceeds of $698 and $1,672 were included in maintenance and growth capital expenditures for the nine months ended September 30, 2020 and 2019, respectively.